Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-effective amendment No. 1 to the Registration Statement on Form F-3 of our reports dated July 10, 2009, relating to the consolidated financial statements and related financial statement schedule included in Schedule II of Sterlite Industries (India) Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of the Indian Rupee into United States dollar amounts), and the effectiveness of the Company’s internal control over financial reporting, and to the reference to us under the heading “Item 3. Key Information — A. Selected Consolidated Financial Data”, appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2009, as amended. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Post-effective amendment No. 1 to the Registration Statement.
/s/ Deloitte Haskins & Sells
Deloitte Haskins & Sells
Mumbai, Maharashtra, India
October 15, 2009